AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Tax-Exempt Funds, a Delaware statutory trust is hereby amended as follows:
WITNESSETH:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco Municipal Fund, Invesco Tax-Exempt Securities Fund, Invesco Van Kampen California Insured Tax Free Fund, Invesco Van Kampen High Yield Municipal Fund, Invesco Van Kampen Insured Tax Free Income Fund, Invesco Van Kampen Intermediate Term Municipal Income Fund, Invesco Van Kampen Municipal Income Fund and Invesco Van Kampen New York Tax Free Income Fund (collectively, the “Funds”).
     NOW, THEREFORE, the parties agree as follows;
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF
AIM TAX-EXEMPT FUNDS

Portfolios	Effective Date of Agreement

AIM High Income Municipal Fund	July 1, 2006

AIM Tax-Exempt Cash Fund	July 1, 2006

AIM Tax-Free Intermediate Fund	July 1, 2006

Invesco Municipal Fund	February 12, 2010

Invesco Tax-Exempt Securities Fund	February 12, 2010

Invesco Van Kampen California Insured Tax Free Fund	February 12, 2010

Invesco Van Kampen High Yield Municipal Fund	February 12, 2010

Invesco Van Kampen Insured Tax Free Income Fund	February 12, 2010

Invesco Van Kampen Intermediate Term Municipal Income Fund	February 12, 2010

Invesco Van Kampen Municipal Income Fund	February 12, 2010

Invesco Van Kampen New York Tax Free Income Fund	February 12, 2010

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February 12, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President
(SEAL)

AIM TAX-EXEMPT FUNDS

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President
(SEAL)

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